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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report

                  Filed pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) January 7, 1999

                            BRANDYWINE REALTY TRUST
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             MARYLAND                1-9106             23-2413352
  (State or Other Jurisdiction    (Commission        (I.R.S. Employer
        of Incorporation)         file number)    Identification Number)

            14 Campus Boulevard, Newtown Square, Pennsylvania 19073
                    (Address of principal executive offices)

                                 (610) 325-5600
              (Registrant's telephone number, including area code)
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Item 5. Other Events

        On January 7, 1999, Brandywine Operating Partnership, L.P. (the "Operating Partnership"), in which Brandywine Realty Trust is the sole general partner, closed on a mortgage loan financing (the "Financing"). Under the Financing, the Operating Partnership borrowed an aggregate of $119.0 million from Massachusetts Mutual Life Insurance Company and Connecticut General Life Insurance Company of America. The Financing bears interest at 7.18% and matures on February 1, 2004. The Financing comprises two loans, one in the amount of $56.0 million secured by the Operating Partnership's properties located in Wilmington, Delaware known as One Christina and Three Christina, and another loan in the amount of $63.0 million secured by the Operating Partnership's properties located in Saddle Brook, New Jersey known as Park 80 West I and II (Saddle Brook) and by certain of its properties located in Mt. Laurel, New Jersey known as 10000 and 15000 Midlantic Drive. The Financing is non-recourse to the Operating Partnership, except in certain limited circumstances. Eighty million dollars of the proceeds of the Financing has been used to repay principal of the Company's bridge loan from NationsBank, reducing the outstanding amount thereof to $70.0 million. The remainder of the bridge loan is due March 31, 1999. The documentation executed to effect the Financing contains certain covenants requiring the Operating Partnership to operate the properties which secure the Financing within certain parameters set forth in such documents, requiring the Operating Partnership to obtain approval of the lenders for certain leases and lease modifications relating to those properties, to maintain insurance for those properties at specified levels and to pay taxes and other impositions with respect to those properties on a monthly basis into an escrow account held by lenders. The Company believes these covenants to be customary for secured, non-recourse real estate financings such as the Financing and to be reasonable in the case of the Financing.


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                                   SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        BRANDYWINE REALTY TRUST

Date: January 20,1999                   By: /s/ Gerard H. Sweeney
                                           ---------------------------
                                        Title:  President and Chief
                                                Executive Officer